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                                                                     EX-99.B(11)



CONSENT OF INDEPENDENT ACCOUNTANTS

Flag Investors Value Builder Fund, Inc.

We hereby consent to the inclusion of our report dated May 2, 1997 on our audit of the financial statements and financial highlights of Flag Investors Value Builder Fund, Inc. in the Statement of Additional Information with respect to Post-Effective Amendment No. 9 to the Registration Statement (No. 33-46279) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of Flag Investors Value Builder Fund, Inc. We also consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in the Prospectuses and "Independent Accountants" in the Statement of Additional Informatiion.


Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 9, 1998